EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688, and 333-142878 on Form S-8, and 333-145572 on Form S-3 of our reports, relating to the consolidated financial statements of Starbucks Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”) and the effectiveness of Starbucks Corporation’s internal control over financial reporting dated November 24, 2008, appearing in this Annual Report on Form 10-K of Starbucks Corporation for the year ended September 28, 2008.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
November 24, 2008